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EXHIBIT 5.1

                                                                                 April 16, 2012

Erickson Air-Crane Incorporated
5550 SW Macadam Avenue, Suite 200
Portland, Oregon 97239

Ladies and Gentlemen:

        We have acted as counsel to Erickson Air-Crane Incorporated (the "Company"), a Delaware corporation, in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof, relating to the offering of up to 417,649 shares of the Company's Common Stock, par value $0.0001 per share (the "Shares"), pursuant to the provisions of the Erickson Air-Crane Incorporated 2012 Long-Term Incentive Plan (the "Plan").

        We have examined file copies of the Registration Statement, as amended to date, including the documents filed as exhibits thereto, and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

        Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares shall have been issued and delivered pursuant to the Plan in accordance with the terms thereof and paid for at the prices specified therein, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is based on and limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect) and we render no opinion with respect to the law of any other jurisdiction.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

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  EXHIBIT 5.1